Exhibit 10.1


                              ST. PAUL TRAVELERS
                             NON-EMPLOYEE DIRECTOR
                ANNUAL EQUITY GRANT NOTIFICATION AND AGREEMENT
                                   DATE [ ]
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1.   General. This Notification and Agreement ("Agreement") is being provided to each non-employee director ("Director") of The St. Paul Travelers Companies, Inc. (the "Company") in connection with the equity-based grants set forth below (the "Grants") that have been made pursuant to:
     (i) the Company's Board of Directors compensation program adopted by the Company's Board of Directors (the "Board") and its Governance Committee on April 28, 2004, as the same may be amended by the Board and the Compensation and Governance Committee from time-to-time ; (ii) resolutions of the Compensation Committee adopted on July 27, 2004 relating to the terms and conditions of the grants; and (iii) The St. Paul Travelers Companies, Inc. 2004 Stock Incentive Plan (the "2004 Plan"). The Grants were made on [ ] (the "Grant Date"), being the date of the annual meeting of shareholders of the Company

2. Deferred Stock Grant. The Company hereby grants to each Director [___] shares of deferred common stock units (each unit being equivalent to one share of the Company's common stock, no par value ("Common Stock") and referred to herein as a "Unit", and collectively as "Units"). The grant of the Units is subject to the following vesting, distribution and other requirements:

          A. The Units will vest in full after one year from the Grant Date, as long as the Director continuously serves on the Board, subject to the termination of service provisions set forth below.

          B. After the Units have vested, actual shares of Common Stock will be distributed in exchange for Units on the later of (i) six
               (6) months from a Director's termination of service on the Board, and (ii) the date or dates elected pursuant to The St. Paul Travelers Companies, Inc. Deferred Compensation Plan For Non-Employee Directors (the "Directors Deferred Plan").

          C. Upon termination of a Director's service on the Board, other than for death, Unit grants, to the extent not then vested, will continue to vest. Actual shares of Common Stock will be distributed at the end of the vesting period, or six months following Board service termination, whichever is later, or according to any election made pursuant to the Directors Deferred Plan.

          D. If a Director dies, unvested Units will vest immediately, and shares of Common Stock will be distributed to the Director's estate as soon as practicable thereafter.

          E. If the Company declares a cash dividend on the Common Stock, then dividend equivalents attributable to Units will be automatically granted and deemed reinvested in additional Units as of the last day of the quarter in which the dividend was declared. The number of dividend equivalent Units shall equal the cash dividend equivalent divided by the closing price of the Common Stock on the New York Stock Exchange ("NYSE") on the dividend payment date.

3. Stock Option Grant. The Company hereby grants to each Director a non-qualified stock option to purchase [ ] shares of Common Stock (the "Option") at an Option exercise price per share (the "Grant Price") of
     [$   ], such Grant Price being the closing price of the Common Stock on the
     NYSE on the date immediately preceding the Grant Date of the Option. The grant of the Option is subject to the following vesting, and other requirements:

          A. The Option shall vest and become exercisable in full on the first anniversary of the Grant Date. The Option will expire on the tenth (10th) anniversary of the Grant Date set forth above, subject to the termination of service provisions set forth below.

          B. In order to exercise the Option, the Director must be serving as a member of the Board, subject to the termination of service provisions set forth below. Upon vesting of the Option, the Option may be exercised in whole or in part by the Director providing notice to the Company together with provision for payment of the Grant Price and applicable withholding taxes. Such notice shall be given in the manner prescribed by the Company and shall specify the date and method of exercise and the number of shares being for which options are exercised.

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          C.   Upon termination of service from the Board, other than for death, the Option, to the extent not then vested, will vest in full and may be exercised for up to three (3) years from the date of termination of service, but no later than the Option expiration date.

          D. Upon death, unvested options will vest in full and the Director's estate may exercise the Option for up to one (1) year from the date of the death, but no later than the Option expiration date.

          E. An Option may not be sold or transferred to any other party, except to the Director's estate upon the Director's death, as provided above. The Board's Compensation and Governance Committee may, however, permit the transfer of an Option to an immediate family member of the Director, a trust or other vehicle, upon such terms and conditions as the Compensation and Governance Committee may establish.

4.   Miscellaneous.

          A. Shares of Common Stock subject to a Unit that has vested or an Option that has been exercised may be withheld by the Company to satisfy applicable tax withholding obligations of the Company. In such case, shares of Common Stock net of such withholding will be distributed to the Director, unless a Director pays the tax withholding in cash.

          B. Except with respect to dividend equivalents for Units as provided above, neither the Units nor an Option entitle a Director to any voting rights or other rights of a shareholder of the Company until shares of Common Stock have been distributed in exchange for Units, or upon the exercise of an Option, as the case may be.

          C. In addition to the terms and conditions set forth herein, the Grants are subject to (i) the terms and conditions of the 2004 Plan, and to the extent that a deferral election has been made with respect to Units, the Directors Deferred Plan; and (ii) the prospectus relating to the Grants as the same may be amended, modified and supplemented from time-to-time.

          D. This Notification and Agreement constitutes the entire understanding between the parties hereto regarding the Units and the Option and supersedes all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof.












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